As filed with the Securities and Exchange Commission on August 4, 2011
Registration No.  ______________
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________

Home Treasure Finders, Inc.
(Name of small business issuer in its charter)

Colorado	_____________________	_____________________
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Home Treasure Finders, Inc.
3412 West 62nd Avenue
Denver, Colorado 80221
 (Address and telephone number of principal executive offices and principal place of business)

Corey Wiegand, President
Home Treasure Finders, Inc.
3412 West 62nd Avenue
Denver, Colorado 80221
(720) 273-2398
(Name, address and telephone number of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per share (1) (2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, no par value	3,925,800	$0.10	$392,580	$45.58

Total Registration Fee		$0.10	$392,580	$45.58
____________________

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.
(2)	Calculated in accordance with Rule 457(g)(1). Paid previously.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective.  This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED August __, 2011.

Home Treasure Finders, Inc.

3,925,800 Shares of Common Stock

This is the initial registration of our common stock

The prospectus relates to:

1.	The sale by us of a minimum of 200,000 shares of common stock up to a maximum of 500,000 shares of common stock at a purchase price of $0.10 per share (“The Primary Offering”).

2.
The resale of up to 3,425,800 shares of our common stock. The selling shareholders will sell their shares at a fixed price of $.10 per share during the primary offering and thereafter at prevailing market prices.(“The Resale Offering”).The significant shareholders are deemed “underwriters’ and will sell their shares at $0.10 per share for the duration of this offering.

This Offering is conditioned upon our raising at least $20,000. Until a minimum of $20,000 is raised by us by selling a minimum of 200,000 shares of our common stock offered in this prospectus (the "Minimum Offering"), all payments for shares will be deposited into an escrow account with Standard Registrar and Transfer Agency, Albuquerque, New Mexico. If $20,000 is not raised in this Offering, all payments deposited in the escrow account will be promptly refunded in full, without interest and without any deduction for expenses. Once $20,000 is raised in this Offering, all funds held in escrow will be released to us and we will continue to sell shares up to the maximum amount of 500,000 shares at a total sales price to the public of $50,000.

Our common stock is not traded on any national securities exchange and is not quoted on any over-the-counter market.  If our shares become quoted on the Over-The-Counter Bulletin Board or OTCQB, sales will be made at prevailing market prices or privately negotiated prices.  We cannot provide any assurance that our common stock will ever be traded on the OTC Bulletin Board or on any stock exchange.

The securities offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus to read about factors you should consider before buying shares of our common stock.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before making your investment decision.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August __, 2011

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that which is contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.  As used throughout this prospectus, the terms “Treasure Finders” the “Company,” “we,” “us,” and “our” refer to Home Treasure Finders, Inc.
.

HOME TREASURE FINDERS INC.

We are a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.  We have incurred substantial losses since inception and our auditor’s report notes that there is substantial doubt of our ability to continue as a going concern.

We were initially incorporated on July 28, 2008 in the State of Colorado. We are currently focused on three revenue sources, providing real estate investment mentoring to buyers, educating real estate agents on how to provide such expert advice, and providing the agents with buyer leads thereby obtaining a referral commission from the subsequent sale.We have a web site underdevelopment, but as of the date of this prospectus, only a portion of the site is activated. The address is www.hometreasurefinders.com.  A portion of the funds we are raising in this offering will be used to complete the website which is a key element of our business plan. To date, we have generated only minimal revenues from two completed referral commissions.  We presently have work for share agreements with Walt White, a technical consultant and Jason Darymple a Colorado web designer. We believe the cash we have in the bank, possible loans from management together with possible investments from outside parties, willbe sufficient for the next year. We presently have no plan to raise additional capital from management to support our business plan. As we have no commitments for additional finance, should planned sales fail to materialize, our business could fail for lack of cash. Our auditor's report states that there is substantial doubt that we will be able to continue as a going concern, however, we plan to continue all of the day to day activities and public company reporting during the next year.  More detail regarding our business plan can be found on pages  14of this document.

We have had substantial losses since inception and minimal cash reserves. We may be unable to continue as a going concern and in the event that we are forced to reduce operations or in any way curtail our business, an investor will lose all money invested.

We intend to focus our initial sales efforts in Colorado, where President, Corey Wiegand can personally recruit buyer agents and personally negotiate with listing agents. Our signs are posted at listings that other agents have procured and our ads run over the internet at minimal cost to us. We anticipate that our customers will be buyers who intend to purchase real estate within the next year.

There is currently no public market for our common stock.  We plan to open a discussion with market makers in order to arrange for an application to be made with respect to our common stock, to be approved for quotation on the Over-The-Counter Bulletin Board, or alternately, the OTCQB, upon the effectiveness of this prospectus.  There is no guarantee that we will be listed on the Over-The-Counter Bulletin Board.

We are not a blank check company. We do not have any intention to engage in a reverse merger with any entity in an unrelated industry.

Our offices are located in the home of our president at 3412 West 62nd Avenue, Denver Colorado 80221.  Our telephone number is: (720-273-2398) and our fax number is 720-890-8885.  We are a Colorado corporation.

Common stock outstanding before the offering	Prior to this Offering, we have 11,425,800 shares of Common Stock outstanding.
Maximum number of shares offered by us	Up to 500,000 shares of our common stock
Securities offered by selling shareholders	Up to 3,425,800 shares of common stock. This number represents 30% of our current outstanding stock.

Common stock to be outstanding after the offering	Up to 11,925,800 shares of our common stock.

Use of proceeds	We will receive proceeds from the sale of our shares to the public under this prospectus to be use for the payment of costs and expenses we incur in the startup of our business

The above information regarding common stock to be outstanding after the offering is based on 11,425,800 shares of common stock outstanding as of June 30, 2011 and as of the date of this prospectus
  Description of Private Placements.   None.

During March 2009, we issued 140,000 shares of common stock to Sonja Gouak, for future contracted services valued at $7,000.

All of the shares of common stock that are being registered for resale pursuant to this prospectus have been issued.

Summary Financial Information

     The following information as of June 30, 2011 and as of the date of this prospectus has been derived from our financial statements which appear elsewhere in this prospectus. We are a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.  We have incurred substantial losses since inception and the report our auditor notes that there is substantial doubt of our ability to continue as a going concern.

	Six Months Ended June 30, 2011		July 28, 2008 (inception) thru June 30, 20011
Revenues		$0		$0
Total Operating Expenses		$19,390		$99,846
Net income (loss)		$(19,390)		$(99,846)
Income (loss) per share (basic and diluted)	$	(**)	$	(**)
Weighted average shares of common stock outstanding (basic and diluted)		$11,385,322
______________

** Less than $(.01) per share
Balance Sheet Information:

	June 30, 2011 Unaudited	Dec 31, 2010 Audited
Working capital	$7,682	$11,942
Total assets	$13,753	$14,982
Total liabilities	$6,071	$3,040
Accumulated deficit during development stage	$(99,646)	$(80,256)
Stockholders’ equity (deficit)	$7,682	$11,942

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Our Auditor’s report states that there is substantial doubt that we will be able to continue as a going concern.

We have had substantial losses since inception and minimal cash reserves. We may be unable to continue as a going concern and in the event that we are forced to reduce operations or in any way curtail our business, an investor will lose all money invested.

We have a limited operating history, there is no certainty that we will ever generate revenue and achieve profitability.

We are a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405. We currently have no significant business operations and have incurred operating losses since our inception totaling $99,646. We have incurred significant losses from operations. As shown in our financial statements, as of the periods ended December 31, 2010 and June 30, 2011, we have incurred cumulative net losses of $ 80,256 and $99,646, respectively from operations. We expect to incur significant increasing operating losses for the foreseeable future, primarily due to the expansion of our operations. The negative cash flow from operations is expected to continue and to accelerate in the foreseeable future. Our ability to achieve profitability depends upon our successful marketing of Real Estate Mentoring services to would be buyers, marketing our advanced sales techniques to established realtors that wish to earn more commissions from buyer transactions and recruiting buyer agents to sign our master referral agreements, graduate from our workshops, to respond to our sales calls.  We currently do not have any recurring revenues and have only very limited number of referral agreements completed. There can be no assurance that we will ever achieve significant revenues or profitable operations.

We have had two test transactions and our accountant has determined that the terms of those transactions do not qualify them to be booked as sales. Consequently, we have no revenues since inception and our company is new and has only recently commenced planned operations.  We may not be able to generate predictable and continuous revenue in the near future. Further, there is no assurance that we will ever generate significant revenue. We have generated only sporadic margins on test transactions since inception and we have experienced losses since inception. Failure to generate sufficient revenue to pay expenses as they come due will make us unable to continue as a going concern and result in the failure of our company and the complete loss of any money invested to purchase our shares.

We estimate that the money we have in the bank plus the minimum proceeds we anticipate receiving from this IPO by management will be sufficient to sustain our business plan as a public company for a maximum of one year.

We may be unable to manage our growth, if any, or implement our expansion strategy.

We may not be able to provide mentor services, educate realtors, or obtain referrals on a volume basis and results of operations could be materially and adversely affected by low sales volume.

As a public company, our cost of doing business will increase because of necessary  expenses  which include, but are not limited to, annual audits, legal costs, SEC reporting costs, costs of a transfer agent and the costs associated with NASD fees and compliance. Further, our management will need to invest significant time and energy to stay current with the public company responsibilities of our business and will therefore may have diminished time available to apply to other tasks necessary to our survival. It is therefore possible that the burden of operating as a public company will cause us to fail to achieve profitability.  If we exhaust our funds, our business will fail and our investors will lose all money invested in our stock.

We are a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405 It is essential that we grow our business to approximately $3,000,000 in gross sales per quarter and to achieve profits and maintain adequate cash flow to pay the cost of remaining public. If we fail to pay public company costs, as such costs are incurred, we will become delinquent in our reporting obligations and our shares may no longer remain qualified for quotation on a public market.

The issuance of additional shares of our common stock may be necessary for the implementation of our growth strategy.

The issuance by us of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our common stock.  Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.  We have no present plan to issue additional common stock or undertake additional financing.

The loss of our current executive officer or key management personnel, our inability to attract and retain the necessary personnel could have a material adverse effect upon our business, financial condition or results of operations

Our success is heavily dependent on the continued active participation of our current executive officer and sole director listed under “Management.” Loss of the services of our officer could have a material adverse effect upon our business, financial condition or results of operations. Further, our success and achievement of our growth plans depend on our ability to recruit, hire, train and retain other highly qualified technical and managerial personnel. Competition for qualified buyer agents among companies in the real estate industry is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled realtors required for the expansion of our activities, could have a materially adverse effect on us. The inability on our part to attract and retain the necessary personnel and consultants and advisors could have a material adverse effect on our business, financial condition or results of operations.

We are controlled by our current officer and director.

Our director, executive officers beneficially owns approximately 58.6% of the outstanding shares of Common Stock. Accordingly, our executive officers and director will have the ability to control the election of our Board of Directors of the Company and the outcome of issues submitted to our stockholders.

Since we have only one director who serves as our president, chief financial officer and secretary, decisions which affect the company will be made by only one individual.  It is likely that conflicts of interest will arise in the day-to- day operations of our business.  Such conflicts, if not properly resolved, could have material negative impact on our business.

In the past, the company has issued shares for cash and services at prices which were solely determined by Corey Wiegand. At that time, Mr. Wiegand made a determination of both the value of services exchanged for our shares, and, as well, the price per share used as compensation.  Transactions of this nature were not made at arm’s length and were made without input from a knowledgeable and non-interested third party. Future transactions of a like nature could dilute the percentage ownership of the company represented by shares purchased in this offering. While the company believes its past transactions were appropriate, and plans to act in good faith in the future, an investor in our shares will have no ability to alter such transactions as the may occur in the future and, further, will not be consulted by the company in advance of any such transactions. An investor who is unwilling to endure such potential dilution should not purchase our shares.

We have insufficient financial resources to take advantage of advertising opportunities as they may arise.

The inability to pay for signs, telephone services and web-based advertisements on established websites would adversely affect our ability to generate sufficient buyer leads and meet future realtor demand for referrals and could impair our ability to enter this market. We are a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405

Our dependence on selling established listing agents to obtain more signage and recruiting more buyer agents to sign our referral agreements to respond to the telephone inquiries and pay per click for web inquiries could prevent us from pursuing new marketing channels and this may delay us in adapting to the ever-changing real estate market.

We will utilize marketing channels purchased from third-party suppliers.

Our operating results will be subject to fluctuations and our stock price may decline significantly.

Our quarterly revenue, if any, and operating results will be difficult to predict from quarter to quarter. It is possible that our operating results in some quarters will fall below our expectations. Our quarterly operating results will be affected by a number of factors, including:

•	Unfavorable trends in the median home values in Colorado;
•	the availability, pricing and timeliness of web advertising campaigns;
•
the impact of seasonal variations in demand and/or revenue recognition linked to construction cycles and weather conditions and the retail price of signs, sign riders, telephone services, and Mentor Sales Workshops;

•	timing, availability and changes in government incentive programs;
•	unplanned additional expenses;
•	logistical costs;
•	unpredictable volume and timing of buyer sales;
•	our ability to establish and expand listing agent relationships;
•	The number of buyer agents that we are able to recruit, the ability to book facilities for the sales training seminars;
•	the timing of new technology announcements or introductions by our competitors and other developments in the competitive environment;
•	increases or decreases in appreciation rates due to changes in economic growth;
•	Travel costs and other factors causing the mentor training business to become more difficult; and
•	Changes in lending, inspection, appraisal and other closing delays.

 If revenue for a particular quarter is lower than we expect, we likely will be unable to proportionately reduce our operating expenses for that quarter, which would harm our operating results for that quarter. If we fail to meet investor expectations or our own future guidance, even by a small amount, our stock price could decline, perhaps substantially.

Existing real estate laws, regulations and policies and changes to these regulations and policies may present technical, regulatory and economic barriers to the real estate referral business which may significantly reduce demand for our services.

The market for homes is influenced by U.S. federal, state and local government regulations and policies concerning the real estate industry, as well as policies promulgated by local real estate boards. These regulations and policies often relate to realtor compensation, and pricing. In the U.S. and in a number of other countries, these regulations and policies are being modified and may continue to be modified. Investment in the real estate sales referral industry, could be deterred by these regulations and policies, which could result in a significant reduction in the potential demand for our services. For example, loss of certain government buyer incentive programs, and or government subsidized, or backed loan programs may result in loss of sales and company financial condition would be harmed.

We anticipate that our mentor services and their perceived customer value will be subject to oversight and regulation in accordance with national and local ordinances relating to real estate sales laws. Any new government regulations could cause a significant reduction in demand for our mentor services.

 The reduction or elimination of government and economic incentives could cause our revenue to decline.

Today, the consumer confidence is down and buyers are finding it very difficult to qualify for loans.  As a result, federal, state and local government bodies in many states have provided incentives in the form of rebates, tax credits and other incentives to buyers that are willing to purchase real estate. For example, an eight thousand dollar first time home buyer tax credit was offered and thereafter the credit offering expired.  Future government economic incentives, if any, could be reduced or eliminated altogether. Such home buyer incentives expire, decline over time, are limited in total funding or require renewal of authority. Reductions in, or eliminations or expirations of, governmental incentives could result in decreased demand for and lower revenue from our mentor services.

Changes in tax laws or fiscal policies may decrease the return on investment for customers of our business which could decrease demand for our services and harm our business.

  We anticipate that a major portion of our future revenues will be derived from sales of single family residences to individual homebuyers. In deciding whether to purchase or to rent, prospective customers may evaluate their projected return on investment. Such projections are based on current and proposed federal, state and local laws, particularly tax legislation. Changes to these laws, including amendments to existing tax laws or the introduction of new tax laws, tax court rulings as well as changes in administrative guidelines, ordinances and similar rules and regulations could result in different tax assessments and may adversely affect a homeowner’s projected return on investment, which could have a material adverse effect on our business and results of operations.

Problems with service quality or individual buyer agent performance may include agent error,  agent negligence and problems with in the mentoring services we provide. The result would likely be fewer customers, reduced revenue, unexpected expenses and loss of market share.

The mentor services we have provided to date were not provided by the president as licensed agents.  In the future, when we become solely reliant on abilities and skills of other agents at arm’s length we may fall victim to unexpected agent errors or omissions.  If we deliver mentor services provided by third party agents our credibility and the market acceptance and sales of our mentor services could be harmed.

The realtors we recruit may not be able to sell our mentor services and thus the services may not gain market acceptance, which would prevent us from achieving sales and market share

The development of a successful market for the mentor services we intend to deliver may be adversely affected by a number of factors, some of which are beyond our control, including:

•	our failure to offer mentoring services that compete favorably against other agents on the basis of cost, quality and performance;
•
our failure to offer mentoring services that compete favorably against conventional sales agents and realtors and alternative lead-generation technologies, such as text and e-mail spamming on the basis of cost, quality and performance.

If the services we intend to offer fail to gain market acceptance, we will be unable to achieve sales and market share.

If refinements in phone or web technology cause the services we intend to deliver to become uncompetitive or obsolete that could prevent us from achieving market share and sales. The real estate industry is rapidly evolving and highly competitive. A variety of competing lead generation technologies may be under development or available now that could result in lower splits to buyer agents costs or higher conversion rates than those lead generation technologies selected by us. These development efforts may render obsolete the lead generation services we have selected to offer, and other technologies may prove more advantageous.

Existing telephone and web advertising regulations and changes to such regulations may present regulatory and economic barriers to the purchase of real estate lead generation services, which may significantly reduce demand for our services.

The market for lead generation services is heavily influenced by federal, state and local government regulations and policies concerning the tech based marketing industry, as well as internal policies and regulations promulgated by “national do not call lists”. These regulations and policies often relate to public privacy. In the United States these regulations and policies are being modified and may continue to be modified. We anticipate that our lead generation channels will be subject to oversight and regulation in accordance with national and local ordinances relating to privacy protection, and related matters.  Any new government regulations or utility policies pertaining to our lead generation services may result in significant additional expenses to us and as a result, could cause a significant reduction in sales referrals.

If our mentoring services are not suitable for widespread adoption, or a sufficient demand for trained buyer agents or leads does not develop, or takes longer to develop than we anticipate, we would be unable to achieve sales.

We are a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

The market for residential real estate is rapidly evolving and its future is uncertain. If real estate proves unsuitable for widespread ownership or if demand for our mentoring services fails to develop sufficiently, we would be unable to achieve sales and market share. In addition, demand for real estate mentoring in the markets and geographic regions we target may not develop or may develop more slowly than we anticipate. Many factors will influence the widespread adoption of real estate mentoring including:

•	cost-effectiveness of hiring a mentor as compared with establishing a conventional buyer agency agreement;
•	performance and reliability of trained mentors as compared with conventional and established buyer agents;
•	success of alternative lead generation technologies such as web-casts, text messaging, email spamming;
•	fluctuations in economic and market conditions that impact the viability of real estate purchases;
•	increases or decreases in the costs associated with obtaining a residential home loan;
•	capital expenditures by customers, which tend to decrease when the domestic or foreign economies slow;
•	continued regulation of the real estate and lending industries
•	availability and effectiveness of government subsidies and incentives.

The reduction in home loan availability could prevent us from achieving sales and market share.

         The reduction or elimination of government lending incentives may adversely affect the growth of this market or result in increased price competition, which could prevent us from achieving sales and market share.

 Today, over 70% of home loans are insured by the federal housing administration (FHA loans). These loans are popular because they have lower down payment requirements and lower credit score requirements.  Should FHA raise their down payment or credit requirements the result could be reduced home purchases which would significantly harm our business.

We face intense competition from other real estate brokerages and other real estate mentoring companies. If we fail to compete effectively, we may be unable to increase our market share and sales.

Most of our competitors are substantially larger than we are, have longer operating histories and have substantially greater financial, technical, marketing and other resources than we do. We are a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405. Our competitors' greater sizes in some cases provides them with competitive advantages with respect to marketing costs due to their ability to allocate fixed costs across a greater volume of marketing channels and purchase signs and services at lower prices. They also have far greater name recognition, an established network of past customers. In addition, many of our competitors have well-established relationships with current and potential home sellers. As a result, our competitors will be able to devote greater resources to the prospecting, relationship development, and promotion and may be able to respond more quickly to evolving industry standards and changing customer requirements than we can.

A substantial number of our issued shares are, or are being made available for sale on the open market. The resale of these securities might adversely affect our stock price.

The sale of a substantial number of shares of our common stock being registered under this registration statement, or the market's anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Availability of these shares for sale in the public market could also impair our ability to raise capital by selling equity securities.

Since there is presently no trading market for our shares, an investment in our shares is totally illiquid.  An investor purchasing our shares will not be able to resell their shares  unless a market for our shares develops at some point in the future. There can be no assurance that such a market will ever develop. Therefore, investors who purchase our shares could lose their entire investment.

Even if a market for our shares does develop at a future date, the volume of trading will be small and on many days the volume will be zero. Our share price will likely be volatile and will likely fall rapidly should an investor attempt to liquidate even as small number of shares. These conditions are likely to persist and could prevent resale of our shares.

We are subject to corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements, could adversely affect our business.

We face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future. In particular, under new SEC rules we will be required to include management's report on internal controls as part of our annual report pursuant to Section 404 of the Sarbanes-Oxley Act. Furthermore, under the proposed rules, an attestation report on our internal controls from our independent registered public accounting firm will be required as part of our annual report. We are in the process of evaluating our control structure to help ensure that we will be able to comply with Section 404 of the Sarbanes-Oxley Act. The financial cost of compliance with these laws, rules and regulations is expected to be substantial. We cannot assure you that we will be able to fully comply with these laws, rules and regulations that address corporate governance, internal control reporting and similar matters. Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition and the value of our securities.

Because 93% of residential listings are held by just 7% of listing agents, our business will become extremely dependent on a very limited number of listing agents.  Once we have created relationships with the most productive listing agents and placed our signs at their respective  inventories, we will ultimately become dependent on them.  If any of these relationships is not maintained, or if the listing agent  duplicates our service this could prevent us from delivering our services to our customers within required timeframes, which could result in callback delays and loss of market share.

If we fail to develop or maintain our relationships with powerful listing agents, or sign management companies, we may be unable to put our signs at their listings and as a result we may not receive an adequate number of buyer and seller inquiries. Our services may not be marketed effectively and this could prevent us from delivering our services to our customers within required timeframes and we may experience lower sales conversion rates and loss of market share. The failure of a listing agent to supply us with updated listing inventory lists in a timely manner, or failure of a sign management company to post our signs quickly and inexpensively, could impair our ability to prospect effectively and increase our costs.  If the buyer agent to whom we refer business is unable to respond to customer inquiries on a timely basis, we could be prevented from delivering our services to our customers within required timeframes, which could result in lower sales conversion rates, a higher number of contract terminations and loss of market share, any of which could have a material adverse effect on our business and results of operations.

Because the markets in which we compete are highly competitive and many of our competitors have greater resources, we may not be able to compete successfully and we may lose, or be unable to gain, market share.

We expect to face increased competition in the future. Further, many of our competitors are developing and are currently producing sales prospecting tools based on new web  technologies that may ultimately have costs similar to, or lower than, our projected costs. We are a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

Our mentoring services compete against other buyer agent sources including, Realtor.com’s “buyer assist”, and cohomefinder.com. In the large-scale real estate sales market, we will face direct competition from a number of real estate companies that provide sales services. Our website, www.hometreasurefinders.com will attempt to compete with these more established internet resources. Other potential competitors in the real estate market include real estate brokerages, realtors and individual real estate agents. We also expect that future competition will include new entrants to the real estate market offering new technological solutions. As we enter new markets and pursue additional applications for our services, we expect to face increased competition, which may result in price reductions, reduced margins or loss of market share.

Competition is intense, and many of our competitors have significantly greater access to financial, technical, manufacturing, marketing, management and other resources than we do. Many also have greater name recognition, a more established network and a larger base of customers. In addition, many of our competitors have well-established relationships with our potential sign suppliers, and sign management companies and have extensive knowledge of our target markets. As a result, these competitors may be able to devote greater resources to the promotion and sale of their listings and respond more quickly to evolving industry standards and changing customer requirements. Consolidation or strategic alliances among such competitors may strengthen these advantages and may provide them greater access to customers or new technologies. If government funding for down payments and home buying and development grants, customer tax rebates and other programs that promote real estate investment are available to our clients, we will assist our clients in pursuit of such funds.

If we cannot compete successfully in the real estate industry, our operating results and financial condition will be adversely affected. Furthermore, we expect competition in the targeted markets to increase, which could result in lower sales conversion rates or reduced demand for our service offerings and may have a material adverse effect on our business and results of operations.

Demand for our mentoring services is affected by general economic conditions.

The United States and international economies have recently experienced a period of slowing economic growth. A sustained economic recovery is uncertain. In particular, terrorist acts and similar events, continued turmoil in the Middle East or war in general could contribute to a slowdown of the market demand for real estate investments that require significant initial capital expenditures, including demand for fix and flips, rental properties, and new residential and commercial buildings. In addition, increases in interest rates may increase financing costs to customers, which in turn may decrease demand for real estate investment. If the economic recovery slows as a result of the recent economic, political and social turmoil, or if there are further terrorist attacks in the United States or elsewhere, we may experience decreases in the demand for our mentoring services, which may harm our operating results.

Compliance with real estate law and local regulations can be expensive, and non-compliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines for us.

Our present and planned operations do not involve any irregular activities and we have no present plan to complicate our business plan.  Nonetheless, we are required to comply with all foreign, U.S. federal, state and local laws and regulations regarding licensing and insurance requirements. In addition, under some statutes and regulations, a government agency, or other parties, may seek recovery and response costs from an agent where warrantees have been made, even if the agent was not responsible for such a warrantee or is otherwise at fault. In the course of future business we may inadvertently refer business to an agent who does not comply with local laws and regulations.  Any failure by us to shift responsibility onto that agent, and thus restrict our liability in connection with the incident, could subject us to potentially significant monetary damages and fines or suspensions in our business operations. In addition, if more stringent laws and regulations are adopted in the future, the costs of compliance with these new laws and regulations could be substantial. If we fail to comply with present or future real estate laws and regulations we may be required to pay substantial fines, suspend, or cease operations.

There are restrictions on the transferability of the securities.

Until registered for resale, investors must bear the economic risk of an investment in the Shares for an indefinite period of time. Rule 144 promulgated under the Securities Act (“Rule 144”), which provides for an exemption from the registration requirements under the Securities Act under certain conditions, requires, among other conditions, a six month holding period prior to the resale (in limited amounts) of securities acquired in a non-public offering without having to satisfy the registration requirements under the Securities Act. However, because of our status as a “Shell Company” our securities are not eligible for the Rule 144 exemption. There can be no assurance that we will fulfill any reporting requirements in the future under the Exchange Act or disseminate to the public any current financial or other information concerning us.

If the Company uses its stock in acquisitions of other entities there may be substantial dilution at the time of a transaction.

The $0.10 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405. Accordingly, if you purchase shares in this offering, you may experience substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities or if the Company’s shares are issued to purchase other assets.

There is presently no market for our common stock, any failure to develop or maintain a trading market could negatively affect the value of our shares and make it difficult or impossible for you to sell your shares.

Prior to this offering, there has been no public market for our common stock and a public market for our common stock may not develop upon completion of this offering.  While we will attempt to have our common stock quoted on the Over-The-Counter Bulletin Board (OTCBB) or the OTCQB which are both dealer systems. We will have to seek market-makers to provide quotations for the common stock and it is possible that no market-maker will want to provide such quotations. Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for you to sell your shares or recover any part of your investment in us.  Even if a market for our common stock does develop, the market price of our common stock may be highly volatile.  In addition to the uncertainties relating to our future operating performance and the profitability of our operations, factors such as variations in our interim financial results, or various, and as yet unpredictable factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

Even if our common stock is quoted on the OTCBB or OTCQB under a symbol a limited trading market is all that we can anticipate. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

Our common stock will be subject to the “Penny Stock” rules of the SEC.

     The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•
that a broker or dealer approve a person's account for transactions in penny stocks; and   the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

     In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•
obtain financial information and investment experience objectives of the person; and   make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

     Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Should our stock become listed on the OTCBB and/or OTCQB, if we fail to remain current on our reporting requirements, we could be removed from either market which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTCBB or OTCQB, such as us, are seeking to become  reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTCBB or OTCQB. If we fail to remain current on our reporting requirements, we could be removed from quotation. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.   In addition, we may be unable to get re-listed on the OTC Bulletin Board, which may have an adverse material effect on our Company. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule  405.

USE OF PROCEEDS

Assuming we raise a minimum of $20,000 we will receive proceeds from the sale of shares of common stock in this offering. Proceeds will be used for the payment of costs and expenses we expect to incur in the startup of our business.

Number of Shares Sold	200,000	500,000

Percent of Maximum, %	40	100

Proceeds, $	$20,000	$50,000

Legal / Accounting Fees	$9,000	$9,000

Website Design and Proprietary Software Implementation	$4,000	$12,000

Web-based Marketing	$2,000	$10,000

Contract Labor	$1,500	$10,000

Purchase of Signs	$1,300	$5,000

IVR & telephone service fees	$2,200	$4,000

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Securities

There is currently no public trading market for our common stock. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

As of  December 31, 2009, December 31, 2010, June 30, 2011 and the date of this prospectus, we had 11,365,000, 11,365,000, 11,425,800 and 11,425,800 shares  respectively of common stock issued and outstanding and approximately 42, 43, 46 and 46 stockholders  respectively of record of our common stock.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors.  We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Equity Compensation Plan Information

As of December 31, 2010, June 30, 2011 and the date of this prospectus we have not adopted an equity compensation plan under which our common stock is authorized for issuance.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Forward-Looking Statements

The information in this prospectus contains forward-looking statements.  All statements other than statements of historical fact made in this prospectus are forward looking.  In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements.  These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words.  No assurances can be given that the future results anticipated by the forward-looking statements will be achieved.  Forward-looking statements reflect management’s current expectations and are inherently uncertain.  Our actual results may differ significantly from management’s expectations.

The following discussion and analysis should be read in conjunction with our financial statements, included herewith.  This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future.  Such discussion represents only the best present assessment of our management.

Limited Operating History

There is limited historical financial information about our Company upon which to base an evaluation of our future performance. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405. Our Company has generated only limited revenues from operations. We cannot guarantee that we will be successful in our business. We are subject to risks inherent in a small company, including limited capital resources, delays in product delivery, and possible cost overruns due to price and cost increases. There is no assurance that future financing will be available to our company on acceptable terms. Additional equity financing could result in dilution to existing shareholders.

Company Description and Overview

Home Treasure Finders, Inc. was formed on July 28, 2008. The founder, director and officer of our company is Corey Wiegand.  Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

We are developing a web site which will be a key aspect of our business. As of the date of this prospectus, the site is only partially functional. You may view the site at www.hometreasurefinders.com

We are currently focused on three activities:

1.	Recruiting and training buyer agents
2.	Forming contracts with listing agents
3.	Real Estate Investment mentoring

We believe our business and the role of “trained buyer’s agents will always be timely. The best-selling author of several widely acclaimed science books, Machio Kaku speaks to the role of “Buyer’s Agents” in his newly released “Physics of the Future; How science will shape human destiny and our daily lives by the year 2100”

“For example, in the future, you will be able to buy a house on the Internet via your watch or contact lens. But no one is going to buy a house this way, since this is one of the most important financial transactions you will perform in your life. For important purchases like a home, you will want to talk to a human who can tell you where the good schools are, where crime rate is low, how the sewer system works, etc. For this, you want to talk to a skilled agent who adds value.”

The  Market for Real Estate Investment Mentoring

We believe that the market for mentor services  is small, sporadic, highly fragmented and we do not know of any commercial oversight group that has established any structure or standards. Consequently, our understanding of that market is incomplete and based solely on our limited observations, discussions with homeowners, realtors, lenders, homebuyers and home sellers and a very limited number of individuals engaged in real estate mentoring services. Further, we have not conducted any studies or surveys or by other means tried to quantify or predict the volume of sales for real estate mentor services that may have come on the market to date or that in the future may become available.

Our present supply of listing agents and buyer agents

Based upon our experience, we believe approximately 20 active listings are required to keep one buyer agent busy.  We believe that each buyer agent that we will recruit will be able to service 20 active listings.  The average listing agent lists and sells less than five (5) homes per year.  For our business to be successful, e have to develop relationships with agents that are already successful and established and maintain at minimum 20 listings at all times, average 50 listings side sales and less than 10 buyer side transactions per year., Our business is presently being started up and operated with just two  listing agents.

As previously stated, we believe our business and the role of “trained buyer’s agents will always be timely. The bestselling author of several widely acclaimed science books, Machio Kaku speaks to the role of “Buyer’s Agents” in his newly released “Physics of the Future;How science will shape human destiny and our daily lives by the year 2100”

“For example, in the future, you will be able to buy a house on the Internet via your watch or contact lens. But no one is going to buy a house this way, since this is one of the most important financial transactions you will perform in your life. For important purchases like a home, you will want to talk to a human who can tell you where the good schools are, where crime rate is low, how the sewer system works, etc. For this, you want to talk to a skilled agent who adds value.”

Our present inventory of signs was purchased from Kevin Byrne who is a shareholder. We have no supplier agreement to purchase additional signs but we believe additional signs can be purchased from a variety of sources without difficulty.  Our present sign inventory is stored indoors at our business address.

 Our future supply of buyer agents

Background.  Prior to about 2009 listing agents were generally more successful if they spent the majority of their time prospecting to obtain more and more listings (because prospective buyers may not accurately disclose either their actual intentions or their financial condition during initial contacts with agents).  Because of this perceived pattern, rightly or wrongly, most highly effective agents virtually ignored buyer inquiries, spending very little time returning internet inquiries, e-mails and telephone sign calls made by unknown buyer prospects.

We believe that a small percentage of these buyer inquiries can result in a sale for  a motivated licensed agent with certain skills.  We plan to train the agents thereby giving them the necessary skills to convert these inquires to sales.  Buy marketing to new agents  in online job forums, and placing small classified ads on sites like Craiglist.com, we will easily recruit new and experienced agents that would like to have access to more prospects.

      Inventory levels have reached all time highs in response to rising foreclosures and with the expiration of the tax incentive program. As home sales in the Denver area between 2007 and 2010 have decreased by over 10%,  new technologies have appeared.  One of these technologies is the Integrated Voice Response (“IVR”) and call capture system. In addition, text messaging has become more and more popular. As the prices of properties have declined and lending requirements have become more rigorous, many real estate agents have lost market share, and many have gone out of business.  There were 2.1 million active real estate licenses in 2008 and only 950 thousand in 2009.  We believe that many of those listing agents still in business are now adaptable and open to using new marketing technologies like the IVR.

A key element of the Home Treasure Finders business plan is to recruit, train and provide listing agents with trained, licensed buyer agents who will contract, as specialists, to respond to  IVR processed calls. This will create referral revenue for us and capture presently lost commissions for the listing agent.

There are many real estate marketing companies that are already in existence.  They market their lead generation services to agents and charge monthly fees for the leads.  They do not have licenses and they do not provide the necessary training to convert the leads to sales.  Because they do not have licenses, they cannot obtain commissions resulting from real estate sales.  Instead, they charge fees in the range of $50-$500 per month and say they have a 10% conversion rate.

We do not plan to charge for the leads we generate.  Instead, we intend to supply the leads free provided that the buyer agent agrees to sign an agreement for a 50/50 split of gross commissions earned on the leads we send to them.

We believe that increasing our referral agreements with listing agents will increase our sales volume significantly.  While one might think a stable market would be necessary to our success, this is not so.  Actually, our success can likely be achieved while the real estate  market is down and when home prices return to the high levels experienced prior to the present economic downturn we will likely experience fewer referral commissions. However, it is our hope to be operating in all 50 states by the time the market shifts back to a seller’s market.

We believe our low overhead permits us to conserve cash and maintain a low level of operations so that we can survive market shifts and expand sales during a booming economy which we believe will be accompanied by lower unemployment, greater consumer confidence, more relaxed lending regulation, higher average commissions.

A better economic environment will force us to adapt our business plan, but the overall business model will remain the same. We can offer no prediction of when, or if, an improvement in real estate markets will materialize. Should the business environment remain weak in our industry for years to come, we will likely benifit and consequently achieve a higher level of sales.  In that event, we would be able to branch out and purchase other real estate related companies, including lenders, property management companies etc. If the market bounces back quickly, we may be unable to continue operations or public company reporting and our investors would likely lose their entire investment.

 We believe that we have created a middle man involved in real estate transactions.  We are the middle man.  We are both the lead source and the outsourced company that established listing agents retain in order to follow up on phone and internet leads.  We recruit and train struggling real estate buyer agents and we solicit and procure agreements with established listing agents.  We offer the buyer agents hundreds of buyer and seller phone leads in return for a portion of the commissions they make upon closing the leads we send their way.  We offer the listing agents a stream of income coming from the listings that they hold.

The activities of our management in these areas commenced during August, 2006, when we purchased an internet marketing software program. This software program posted thousands of advertisements online each day and generated thousands of buyer and seller leads across the country.  Advertising was commenced in August 2006, and we had attempted to refer 70 buyer leads by September. Much to our dismay, we were unable to convert any of these initial referrals into income because our business operations were too complex.  Then, in 2007, the software program was banned from the internet, and we were forced to put our business goals in a holding pattern.  Our first test transaction was a personal referral by an out of state buyer to a realtor in that state. Since then, we have only converted one other commission.  This occurred when our president personally referred a buyer lead to an agent out of state.  Personal referrals are uncommon, and we do not expect our business to grow with personal referrals alone.  However, we have discovered a method to obtain leads on a volume basis.  We locate and establish relationships with listing agents and convince them to outsource their phone and web inquiries to our well trained, aggressive and hungry buyer agents.  We then, place our signs in the yards of the homes the listing agents list, divert the calls to assigned buyer agents, and handle the logistics of the transaction for the buyer agent.  Recently we began actively pursuing agreements with buyer and listing agents.   Our most recent test sale was the personal referral commission earned back in 2009, but this new business model has greatly simplified the workload involved with earning the referral commissions and insure our success.

Since inception of operations, we have pursued efforts to obtain referral commissions. We maintain a log of all contact with potential buyers. From this log of sales interviews we learned that potential buyers would prefer to purchase properties that are distressed and discounted.  Even in this slow market, there is a high demand for distressed properties.  Based upon this criteria, we intend to initially create and manage relationships with agents that list distressed homes primarily.  To date our sales efforts have met with only very limited success but we believe that our low cost piggy-back method of obtaining thousands of listings by obtaining agreements with listing agents will result in much better results in the future, assuming we can fund and maintain our operations.

There is no assurance of when, or if, agents will agree to outsource their phone and web inquiries, nor that we will adequately be able to train and recruit buyer agents.  We have no plan to save our business in the event that there is an unfavorable outcome to these contingencies.

We are currently working to locate and establish relationships with listing agents and buyer agents. Based upon the working relationships we are developing, we believe we can expand our business.  For now, the majority of all purchases and sales will be done in Colorado. We have no plan to finance our inventory of signs. To date  have not encountered any business situation where it would be in our best interest, due to slack sales results to negotiate or execute more formalized contracts in connection with our business.  We believe that to obtain a written agreement we would have to commit to provide a certain number of sales to the listing agents and leads to the buyer agents.  Due to our lack of historical evidence, we are not able to make such commitments at this time.  However, we currently use a standard one page referral agreement with the listing agents and a written “master referral agreement” in connection with the buyer agents.  We also plan to require the buyer agents to submit IVR logs to us to document the results of each of the leads we send to them. We anticipate greater sales volume as the economy remains in recession and as long as we gain experience in managing the buyer agents.

We plan to identify new markets as the economy recovers. We have initiated a sales commission incentive to the buyer agents and a referral incentive to listing agents. We plan to refine our present operations to help listing agents sell more of their inventory and buyer agents gain access to and convert more leads.

We have no present plan, arrangement, commitment or understanding to engage in a merger or acquire another company.

Our Expected Cash flow

We  estimate that our quarterly cash flow, without allowances for extraordinary events  will be positive once we acquire access to 100 listings to put our signs in front of and have five buyer agents trained and following up on the leads generated. Our sales goal is $3,000,000 per quarter, making our gross referral commissions approximately $15,000 per quarter.  This goal is the minimum sales to achieve a break even cash flow with our present margin and taking into account the overhead we presently experience. The dramatic increase in sales we envision will only be achievable with a combination of establishing relationships with listing agents, training buyer agents, and keeping logistical costs and salaries to a minimum. In preparation for stronger performance, we have adopted a sales incentive to reward the sales performance of buyer agents. There can be no assurance  that even with this incentive we will generate revenue sufficient to sustain our business.
We believe that government plans to stimulate the economy with additional tax and lending incentives for home buying, if adopted, will boost our sales without the need to expend our limited cash on an expensive marketing program, which, we believe, in the present business environment would not be productive. We believe that the economic changes we await are long overdue and will occur in due course as other issues, such as health care reform, banking reform and general government gridlock are resolved.

    We plan to use the funds we now have, supplemented by loans from management or outside investors, however, we have no present arrangement for financing and we cannot predict if or when funds will become available to us. When we need cash we may find that our management is unable to loan us additional money. Management has made no commitment for additional finance to our business, conditional upon sales performance or otherwise.  In the future, management is under no obligation to provide cash to our business. Even if management elects to provide cash, there could be significant dilution to other investors and the cash provided may still prove insufficient to prevent insolvency and failure of our business. We believe that outside funding will be difficult to obtain without first showing better sales performance and our sales performance may remain depressed until we establish adequate listing agent relationships and recruit and train enough buyer agents.  Consequently, we may fail for lack of cash and any investment into our company may prove a total loss.

The supplier of our inventory of ten signs, Mr. Byrne, has stated that he will not be able to provide us with free signs on a continuous basis. Once we have posted these ten signs, we will advertise on the internet to locate and purchase additional signs. Our current cash on hand is not sufficient to purchase  more than ten additional signs and we have no assurance that we can borrow any additional signs from Mr. Byrne.  In the past, sign purchases were the responsibility of the listing agent, but we feel this should be part of our service to the listing agents.  Depending on the cost of signs, we may change this strategy in the future. We believe additional sign inventory will become available us on terms we judge favorable but there is no assurance of this.  Our business is subject market supply and demand, sign prices, and sign delivery prices and commodity prices, for example, volatile prices paid for aluminum. We believe there are numerous potential internet suppliers of signs, which have universal application.

 We are unable to predict our future sales or the margins we may generate on sales. We believe $3,000,000 is the minimum required quarterly gross real estate sales to reach a positive cash flow. We may sell significantly less than our goal.

Even if sales improve dramatically, we might be unable to purchase an adequate number of signs or fail to maintain successful relationships with listing and buyer agents. If we experience undisclosed sales or unpaid referral commissions or revenues will suffer.  Therefore, we are unable to predict or assure the cash flow of our business. Past cash flow has been insufficient to sustain operations and continued negative cash flow will deplete our present cash and may lead to failure of our business and loss all money invested.

Our Potential for Growth.

Our business model indicates we can achieve a positive cash flow as a public company if and when we can successfully sell, each quarter, 15 median priced homes. We are presently selling only one home per year. We believe our business model is scalable up to 300 per quarter. We will need to expand to other states in the event that we achieve sales of over 350 homes in Colorado per quarter. We believe that such an expansion will not be difficult, but we have no present plan to identify what market in what state will best suit our business model.  We believe that a large percentage of the national real estate market is still floundering in response to the first time home buyer tax credit offered through June 30th 2010, and may now be eligible for our consideration. While this view is based solely on local statistics our limited experience in the Denver area, we believe that similar market conditions may exist outside our region. Over the longer term, once our business model is profitable locally, we will evaluate its suitability to a larger region and expand outside Colorado.

 Since inception the company has generated no revenue,  accumulated losses amounting to $99,646 and has had only two test transactions which generated only $116 in margin, accounted for as “capital contributed by an officer.”  Our operating expenses include significant legal, consulting, accounting and contributed services, all accounted for as expenses. We are considered a development stage company. We expect to generate cash from our operating activities as we expand sales.

Results of Operations

See the Financial Statements for comparison data to prior periods.

We have financed our operations since inception primarily through cash and services contributed and raised by our officer and director. As of June 30, 2011, we had  $ 6,753 in cash, and working capital of $7,682.

The following table sets forth our statements of operations data for the six months ended June 30, 2011 and the period from inception, July 28, 2008 through June 30, 2011. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

Summary Income Statement

	Six Months Ended June 30, 2011	Period form Inception July 28, 2008 through June 30, 2011
Revenues, net	$-	$-
Gross profit (loss)	-	-
Selling, general and administrative expenses	12,356	92,707
Professional fees	7,034	7,139
Total operating expenses	19,390	99,846
Loss from operations	19,390	99,846
Other Income (expense)	-	200
Loss from operations before income taxes	(19,390)	(99,646)
Income tax provision	-	-
Net loss	$(19,390)	$(99,646)

Revenues

For the period from inception through June 30, 2011 we had no revenues.

   Total Operation Expenses

Total Operating Expenses for the period from inception through June 30, 2011 were $99,846.

Net Loss

Our net loss for the period from inception through June 30, 2011 was $80,256 .

The net loss reflects our expenses relating to this registration statement. These expenses have been incurred ahead of our ability to recognize material revenues from our new strategy.

Liquidity and Capital Resources

As of June 30, 2011, we had $6,753 in cash and working capital of $7,682. Since inception we funded our operations from cash and services contributed by our officer, equity securities issued for consulting services and cash received from our transaction with Ambermax III. The purpose of our transaction with Ambermax was to increase our cash reserves and initiate operations.

Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405. We have incurred substantial losses since inception and the report our auditor’s report notes that there is substantial doubt of our ability to continue as a going concern. The supplier of our present sign inventory has stated that they will not be able to provide us with our projected requirement of 100 signs per quarter on a continuous basis. Once a home with one of our signs sells, we re-use the sign at another home in our inventory.  Our present inventory of signs is negligible and in the event that our present supplier proves unable or unwilling to continue as our sole supplier, we will advertise on the internet and purchase signs from other companies as they become available to us.  Consequently, we may sell significantly less than 15 homes each quarter because we are unable to locate adequate sign inventory and/or for other causes. We are presently selling an average of only one home per year and we may be unable to sell additional homes. Therefore, we are unable to predict the cash flow of our business. We believe cash flow, if any, may be sporadic during the next year as the weak economy and low home prices continue to limit consumer interest in real estate investment. Our present plan is to keep expenses low and establish as many listing agent relationships as possible before better economic conditions come about.  In the event that our sales referrals are disappointing, our liquidity may diminish substantially but we presently have no alternate plan to boost sales.

Significant Capital Expenditures

There were no significant capital expenditures yet, but we do plan to purchase 100 signs from the proceeds of this offering. The signs cost has yet to be negotiated.

Critical Accounting Policies

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management of our company to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain. As the number of variables and assumptions affecting the probable future resolution of the uncertainties increase, these judgments become even more subjective and complex. Our significant accounting policies are discussed in Note 1 to our financial statements.

BUSINESS
Overview

Overview and Day to Day Business Operations

We are a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.  Our company was incorporated in the State of Colorado on July 7th, 2008.

Our first test sale was a personal referral from a former officer and licensed Realtor, to an out of state buyer agent in 2009. The sale was completed with nominal margin, amounting to 3% of the sale, and has been booked as “capital contributed by an officer.”

We share a 350 square foot office in the home of our president, who conducts various other activities in connection with real estate from this office. Use of the space is contributed by our President. During the next year, we foresee no need to increase the size of our office space or relocate.

Our business is to supply established listing agents with an means of outsourcing well trained buyer agents and supply struggling buyer agents with leads. Specifically, we engage in the following three operations

1.	Locate and call established listing agents, explain the financial benefits of our service and procure referral agreements with interested listing agents.
2.	Place IVR signs at each of the listings, obtain weekly status updates on the properties from the listing agents, supply the listing agents with weekly call capture updates.
3.
Recruit new and under-achieving buyer agents by advertising on the web, procure referral agreements with interested buyer agents, and train the agents on how to convert the leads, and have them submit weekly logs on the leads sent to them.

            Day to Day activities of Corey Wiegand directly associated with the above operations include:

1.	Place online advertisements to recruit buyer agents
2.	Place calls to established listing agents to set up presentations of our buyer agent outsourcing service
3.	Meet with listing agents and procure referral agreements
4.	Meet with buyer agents to procure referral agreements
5.	Train buyer agents
6.	Put our IVR signs in the yards of the listing agents listings
7.	Monitor incoming IVR’s
8.	Manage pending files and under contract files
9.	Meet with producing buyer agents and submit their logs to the listing agents
10.	Meet with producing listing agents and obtain accurate status updates on their listings
11.	Pick up our IVR signs from sold listings
12.	Deposit referral checks
13.	Cut buyer agent commission checks
14.	Meet with bookkeepers
15.	Meet with Auditors
16.	Maintain proper SEC Filings

Past, Present and Future Executive Activities of Mr. Wiegand include:

1.	Attend meetings of local real estate boards
2.	Meet with established and producing listing agents to procure referral agreements
3.	Organize new buyer agent trainings
4.	Locate equity investors. Examples: Ambermax III

5.	Draft and File Registration Statement

Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

We believe the real estate market will remain a “buyer’s” market for many years to come. Accordingly, we are researching the best ways to facilitate buyer side transactions and help buyer’s make informed investment decisions.  While the majority of buyer agents are trained sales people, our buyer agents will be trained investment mentors. They will use only the best techniques available to help buyers make money in real estate.  Our goal is to create a market for ourselves by providing better investment advice and service. We have been assisted in this research by our president, Mr. Wiegand, who is developing the proprietary “Cold Conversion System” for buyer agents. Currently, we are cold calling and attempting to negotiate referral agreements with several listing agents.  Our goal is to obtain the exclusive rights to post our IVR signs in-front of their listings. We do this by procuring a master referral agreement with each listing agent.  There is no assurance that our cold calls will lead to the agents signing such an agreement. We believe that the cold conversion system developed and tested by Mr. Wiegand as of the date of this prospectus have failed to perform to expectations and not yet ready for mainstream use as of yet. We have not undertaken any market analysis to investigate any aspect of the cold conversion system for future market conditions.

Our business is subject to supply and demand for real estate in local and eventually national markets as well as the strength of the general economy and possible activation of continued government tax incentives or other stimulation to our industry and/or the lending industry.

The Real Estate Industry

Land is a non-renewable resource, meaning that at some point the world will exhaust all known land reserves. As the population continues to grow at an exponential rate there will be many challenges in meeting the growing worldwide demand for land, including the following:

•
Foreclosure Supply Constraints:   A large portion of the homes that have been foreclosed upon are not being put onto the market for sale.  Larger banks discovered in early 2007, that when they flooded the market with foreclosures and attempted to get them off their books quickly, the market plummeted drastically and so did their stock values.  Today, lenders keep their foreclosed properties on their books and gradually leak the inventory onto the market.  The results are quite different.  Instead of causing the real estate markets to crash, the markets remain relatively stable and the banks shareholders are much happier.  The only problem is that there is a growing shadow market.  This market is the foreclosure inventory of tomorrow.  Because banks are not putting all their foreclosures out on to the open market the down market will be prolonged. As a result, the demand for expert real estate advice rather than just a hard sell from an agent is going to remain relatively constant.  Due to a slowing of the United States real estate market, there are far fewer buyer, far fewer realtors, and far more homes on the market, but buyers want deals and that is where Home Treasure Finders Comes in.

•
Lending Constraints:   For many years, obtaining a new home loan was a very easy process, but this is no longer the case.  Today, your credit score must be 70 points higher than just 3 years ago, and tax returns are required for income verification on all loans.  These two things coupled with higher down payment requirements have reduced the number of eligible buyers by 50% in the last three years. In many parts of the US, the appraisal processes are also much more stringent than in the past.  Development and building loans are also much less prevalent and in some areas are not existent.  This has helped the inventory of homes grow to as high as a six year supply in some areas.  However, there are other areas that have inventory that is insufficient to meet demand.

•
Decrease Time Spent on Each Referral-     In most cases, the current cost a buyer agent pays for a referral is 25% of their gross commission received.  The majority of all referrals are given personally by one agent calling another agent, obtaining a referral agreement, and supplying the agent with their client’s contact information and lender information.  Home Treasure Finders charges 50% of the gross commissions earned because we are sending the leads in volume and sending the buyer agents leads generated by the most saleable properties.  The leads will be generated via the IVR signs and via internet advertisements on only discounted properties.  It is a wholesale market and we supply buyer agents with wholesale leads.  While we know the value of the leads is there, whether they are paying 50% for them or not, many buyer agents will likely decide to pass on working with us because they doubt the call volume or the success rates of the Cold Conversion system.

Environmental Issues

We are aware of no environmental regulations which apply to our activities. We are engaged only in the pairing of well trained mentor/agents with buyers and sellers.  Our activities do not involve any assembly or disassembly. We utilize no chemicals. The training seminars we provide currently have no products and are environmentally inert.

Challenges Facing the Real Estate Referral Industry

The Real Estate Referral Industry must overcome the following challenges to achieve widespread success:

•
Decrease Time Spent on Each Referral-     In most cases, the current cost a buyer agent pays for a referral is 25% of their gross commission received.  The majority of all referrals are given personally by one agent calling another agent, obtaining a referral agreement, and supplying the agent with their client’s contact information and lender information.  Home Treasure Finders charges 50% of the gross commissions earned because we are sending the leads in volume and sending the buyer agents leads generated by the most saleable properties.  The leads will be generated via the IVR signs and via internet advertisements on only discounted properties.  It is a wholesale market and we supply buyer agents with wholesale leads.  While we know the value of the leads is their whether they are paying 50% for them or not, many buyer agents will likely decide to pass on working with us because they doubt the call volume or the success rates of the Cold Conversion system.costs.

•	Achieve Higher Conversion Efficiencies. Increasing the efficiency of our cold conversion system will increase the number of sales each of our mentors can successfully complete per quarter.

•
Improve Service.     We believe that a good mentor agent should be able to provide a vast network of contractors, lenders, and title agents to each of their clients. Establishing these networks and maintaining relationships will take time, but in order to supply each client with the ultimate mentor and experience we will need to put a high priority on networking.

Real estate sales and statistics

As a company we do not actually provide the mentoring service. We simply train other agents to convert our leads with our cold conversion system. As a result, we are a marketing company not a real estate company.

Because we are focused on generating as many leads as possible and converting those leads into commissions we will have the ability to maintain a vast database of real estate sales information that we intend to capitalize. Our database will enable us to pinpoint target areas where real estate is selling and therefore attempt to obtain more referral agreements and more listings with our signs in front in those areas.

Our Strategy

Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405. We believe the real estate market will remain relatively slow for the next 3 to 5 years.  During that time, we will concentrate on obtaining master referral agreements with listing agents in the Metro Denver area.    During that time, we will simultaneously train hundreds of  buyer agents to convert the leads we provide to them.

Accordingly, our growth strategy primarily includes:

•	Procuring more and more master referral agreements.

•	Training more and more buyer agents.

•	Promoting and enhancing a reputation for successfully mentoring Buyers and sellers.

•	Successfully converting IVR leads our local market until we can expand to other states.

Competition

We have two types of competitors. There are competitors in the real estate leads market, and there are competitive buyer agents simply seeking to work for these established listing agents.

The market for real estate leads is competitive and continually evolving. We expect to face increased competition, which may result in our inability to recruit and train buyer agents. Many of our competitors have established a stronger market position than ours and have larger resources and recognition than we have. In addition, the real estate leads market in general is composed of several companies that charge agents monthly fees for the leads they supply. Our company will not charge monthly fees, but we will command a 50% split for those leads the agent can convert.

We believe that the key competitive factors in the market for real estate leads include:

•	Lead cost;
•	Lead conversion rate

Individual buyer agents are always looking for ways to get their hands on more leads. As a result many of them may have already been in touch with some of these established listing agents. Unfortunately many of the listing agents may already have great working relationships with certain individual buyer agents. Or in some cases the listing agents may already have teams of buyer agents that they have trained to follow up on telephone inquiries. We will likely not be able to convince these listing agents to drop the buyer's agents that they already have and outsource their leads to us. It is our hope that many of these agents do not already have adequate buyer agents were teams set up.

We may also face competition from groups we have not yet identified who may develop services or technologies which are competitive with our services.

Commission regulations

Real estate law is heavily regulated. It is as a result of these regulations, that we must regularly check with the agents we have recruited to make sure that they are licensed and carrying adequate errors and omissions insurance.  In accordance with Colorado state law, it is illegal for any person not having a current real estate license to be paid a commission on the sale of real property. Also in accordance with Colorado state law it is illegal for any person carrying a current real estate license to have expired or non-issued errors and omissions insurance.

EMPLOYEES

As of June 30, 2011 and the date of this prospectus, our sole officer and director is responsible for all sales, general and administrative functions. We have no other employees.  However,  we have used several outside consultants in the past.   We have had a web designer, a software engineer and a technical consultant all working for shares. Going forward, we may pay these workers cash rather than shares. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

LEGAL PROCEEDINGS

            We are not presently a party to any pending material litigation nor, to the knowledge of our management, is any litigation threatened against us.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors and their respective ages and positions as of the date of this prospectus are as follows:

Name	Age	Position

Corey Wiegand(1)	32	President, Chief Financial Officer and Director
_______________

(1)	Our President, founder and director

Executive Biographies.

Corey Wiegand, President, is a graduate from the University of Texas A&M in Corpus Christi.  He is a successful real estate investor, licensed realtor, and is certified to work with short sales and bank owned properties. Mr. Wiegand has had extensive experience working with buyers and investors in today's volatile real estate market.  His sales transaction volume has placed him in the top 5% of buyer's agents in the United States for the last three years.

Board of Directors

Our Directors are elected by the vote of a majority in interest of the holders of our voting stock and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business. The directors must be present at the meeting to constitute a quorum.  However, any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board individually or collectively consent in writing to the action.

Directors may receive compensation for their services and reimbursement for their expenses as shall be determined from time to time by resolution of the Board. Presently our sole director  receives no compensation for his service on our Board of Directors.

Director and Officer Compensation

On July 28 and 29th, 2008, Home Treasure Finders, Inc. issued 6,700,000 shares of our  common stock to founding shareholder, Corey Wiegand , in exchange for $2,395 and services valued at $100.

On July 29, 2008, Home Treasure Finders issued 3,400,000 shares of our common stock to Kevin Byrne  in exchange for $2,091 cash.

On November 28, 2008 we consummated a “share exchange agreement” with Ambermax III that should not be considered an “arms length transaction because James Wiegand, father of Corey Wiegand, was an officer and director of Ambermax III at the time of the transaction. We received $12,676 in cash and the shareholders of Ambermax III were issued 1,125,000 shares of our common stock.

A total of 1,100,000 founder shares, composed of 700,000 shares  owned by Corey Wiegand and 400,00 shares owned by Kevin Byrne, are being registered in this registration statement:

We have no director compensation policy. Directors may be reimbursed for their expenses incurred for attending each board of directors meeting and may be paid a fixed sum for attendance at each meeting of the directors or a stated salary as director. No policy or payment precludes any director from serving us in any other capacity and being compensated for the service. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings. During the years ended December 31, 2009 and December 31, 2010 and the period from inception until June 30, 2011and the date of this prospectus, none of our directors were paid any fees to attend director meetings.

EXECUTIVE COMPENSATION

There were no executives who received annual and/or long-term compensation for more than $100,000 per year at the end of the last completed fiscal year.  Our executive officer did not receive any compensation during the years ended December 31, 2009 and December 31, 2010 and the period from inception until June 30, 2011 and the date of this prospectus. Going forward, we will pay Mr. Wiegand a percentage of sales, however we have not executed a written agreement in connections with this arrangement. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

Summary Compensation Table

The following table sets forth certain information concerning compensation paid our officer during years ended 2008, 2009, 2010 and as of the date of this prospectus. Mr. Wiegand received no compensation. Going forward, Mr. Wiegand  will receive a commission of based upon a percentage of gross sales, however, no written agreement in connection with the sales commission to be paid Mr.Wiegand has been executed.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Corey Wiegand Officer and Sole Director	2008,2009,2010	—	—	—	—	—	—	—	—

        For the years ended 2008, 2009 and 2010 and for the six month period from December 31, 2010 until June 30, 2011, services valued at $33,300, $12,700, $21,820 and $12,090 respectively, were contributed  by our officers and director.

Option Grants in Last Fiscal Year

No stock options were granted to the Named Executives for the years ended December 31, 2008, 2009, 2010 and as of the date of this prospectus.

Aggregated Option Exercises in Last Fiscal Year and Year-End Option Values

No stock options were exercised or held for exercise.

Equity Compensation Plan Information

There is currently no stock option executive compensation plan in place.

Employment and Consulting Agreements

The Company has no agreement for employment. The company has a written agreement for certain future financial printing services for which 140,000 shares of its common stock were issued on March 16, 2009. Going forward, we will pay Corey Wiegand  a commission on sales, however we have not executed a written agreement in connections with this arrangement. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our President, Corey Wiegand, was issued 6,700,000 shares of our common stock on July 28 and 29 of 2006 for $2,395 in cash and services valued at $100.

           A copy of the Share Exchange Agreement, signed by all shareholders of Ambermax III is contained in  Exhibit 10.1.Our  Share Exchange agreement with Ambermax III may be deemed consummated at less than arms length because James Wiegand, father of Cocrey Wiegand was an officer and sole director of Ambermax III at the time of the transaction.  The purpose of our transaction with Ambermax III was to increase our cash reserves. See Signatory page of “Share Exchange Agreement” for a complete list of the former shareholders of Ambermax III.  All of the shareholders of Ambermax III, including Mr. James Wiegand, exchanged each share owned of Ambermax III for one shares of our common stock.  A copy of the “Share Exchange Agreement” signed by Mr. Wiegand as an Officer and  director of Ambermax III, and  by the shareholders of Ambermax III, is contained in  Exhibit 10.1.

Corey Wiegand has no relationship with any shareholder of the Company other than James. Wiegand.

         We  issued  Sonja Gouak  140,000 shares on March 16, 2009 for future services as our financial printer. The services are valued at $7,000.  There is no relationship between Sonja Gouak and any of the other selling shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of June 30, 2011 and as of the date of this prospectus, with respect to the beneficial ownership of the outstanding common stock by (i) any holder of more than five (5%) percent; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405

Title of Class	Name ofBeneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage Ownership (2)

Common Stock	Corey Wiegand	6,700,000	58.6%

Common Stock	Bristlecone Associates, LLC (3) 38113 Fruitland Mesa Road Crawford, CO 81415	3,000,000	26.2%

Common Stock	All Executive Officers and Directors as a Group (1 person)	6,700,00	58.6%
____________________

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Home Treasure Finders, Inc., 3412 West 62nd Ave., Denver, CO 80221.

(2)
Applicable percentage ownership is based on  11,425,800 shares of common stock outstanding as of June 30, 2011 and as of the date of this prospectus. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

(3)	Bristlecone Associates, LLC acquired 3,000,000 shares from Kevin Byrne on December 25, 2010 for $2,500 cash.

DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

Description of Securities

         Authorized capital stock consists of 100,000,000 shares of a single class of common stock, having no par value. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

The holders of our common stock:

•	have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our Board of Directors;

•	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•
  do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights are entitled to one vote per share on all matters on which stockholders may vote

Non-Cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this Prospectus, we not paid any cash dividends to stockholders.  The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements and financial position, general economic conditions, and other pertinent conditions.

We will not to pay any cash dividends in the foreseeable future, but rather  reinvest earnings, if any, in our business operations.

Reports

After this offering, we will furnish its shareholders with annual financial reports certified by our independent accountants, and may, in our discretion, furnish unaudited quarterly financial reports.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles and bylaws provide for the indemnification of our directors and officers against all claims and liability by reason of serving as a director or officer.  It shall be within the discretion of our Board of Directors whether to advance any funds in advance of disposition incurred by any director or officer in connection with that proceeding.  We are not, however, required to reimburse any legal expenses in connection with any proceeding if a determination is made that the director or officer did not act in good faith or in a manner reasonably believed to be in our best interests. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

                No market currently exists for our shares. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405. The price reflected in this prospectus of $0.10 per share is the initial offering price of the shares of common stock upon the effectiveness of this prospectus. Significant selling shareholders, Wiegand and Bristlecone should be deemed “underwriters,” and will offer their shares at a fixed price of $0.10 per share for the duration of the offering. The selling stockholders (other than significant shareholders Wiegand and Bristlecone), may, from time to time, sell any or all of their shares of common stock covered by this prospectus in private transactions at a price of $0.10 per share or on any stock exchange, market or trading facility on which the shares may then be traded. If our shares are quoted on the Over-the-Counter Bulletin Board ("OTCBB") or other exchange, the selling stockholders may sell any or all of their shares at prevailing market prices or privately negotiated prices. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. We will pay the expense incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	privately negotiated transactions; and
•	a combination of any such methods of sale.

The  provisions of Rule 144 are not available to our shareholders because of our status as a shell company as provided in Rule 144(i). .

The $0.10 per share offering price of the shares of common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Additionally, the offering price of our shares is higher than the price paid by our founders, and exceeds the per share value of our net tangible assets. Therefore, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities, if the need for additional financing forces us to make such sales. Investors should be aware of the risk of judging the real or potential future market value, if any, of our common stock by comparison to the offering price.

In offering the shares covered by this prospectus, the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any broker-dealers who execute sales for the selling stockholders will be deemed to be underwriters within the meaning of the Securities Act.  Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

Each selling stockholder and any other person participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, selling stockholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. Assuming all the shares registered below are re-sold by the selling stockholders, none of the selling stockholders, other than Bristlecone and Wiegand, will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they resell all of the shares offered.

Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.

_
Name of Selling Stockholder	Common	Total Shares	Number of Shares Owned
and Position, Office or	Shares owned by	Registered Pursuant	Issued and	by Selling Stockholder After
Material Relationship with	the selling	to this	Outstanding Shares	Offering and Percent of Total
Mountain Renewables, Inc.	Stockholder (1)	Offering	before Offering	Issued and Outstanding(2)
			% of Class	# of Shares	% of Class
Bristlecone Associates, LLC	3,000,000	1,000,000	26.3	2,000,000	17.5
Janet Collins	200,000	200,000	1.75	Nil	Nil
James Wiegand	200,000	200,000	1.75	Nil	Nil
Corey Wiegand**	6,700,000	700,000	58.6	6,000,000	52.5
Kevin Byrne	400,000	400,000	3.5	Nil	Nil
Martha S. Sandoval	200,000	200,000	1.75	Nil	Nil
Dustin Sandoval	50,000	50,000	*	Nil	Nil
Jessica Sandoval	50,000	50,000	*	Nil	Nil
Andrew Peterson	50,000	50,000	*	Nil	Nil
Lacey Rosales	50,000	50,000	*	Nil	Nil
Craig Bordon	10,000	10,000	*	Nil	Nil
Craig K. Olson	20,000	20,000	*	Nil	Nil
David Callaham	10,000	10,000	*	Nil	Nil
David Zallar	10,000	10,000	*	Nil	Nil
Larry Willis	10,000	10,000	*	Nil	Nil
Shirley Hale	20,000	20,000	*	Nil	Nil
Richard Giannotti	10,000	10,000	*	Nil	Nil
Craig Kimbal	10,000	10,000	*	Nil	Nil
Delos Elmer	10,000	10,000	*	Nil	Nil
Craig A. Olson	10,000	10,000	*	Nil	Nil
Kiva Stack	10,000	10,000	*	Nil	Nil
Stacy Thomas	2,500	2,500	*	Nil	Nil
Katherine Vacha	10,000	10,000	*	Nil	Nil
Mike and Michelle Vacha JTWROS	10,000	10,000	*	Nil	Nil
Anthony Clanton	10,000	10,000	*	Nil	Nil
Gordon and Lahna Crabtree JTWROS	10,000	10,000	*	Nil	Nil
Kimberley Manning	10,000	10,000	*	Nil	Nil
Nathan and Jana Faris JTWROS	10,000	10,000	*	Nil	Nil
Michael Willis	10,000	10,000	*	Nil	Nil
Grant Willis	10,000	10,000	*	Nil	Nil
William Gofigan	2,500	2,500	*	Nil	Nil
Kent Florence	10,000	10,000	*	Nil	Nil
Ryan Kaszycki	10,000	10,000	*	Nil	Nil
Teri Tabor	10,000	10,000	*	Nil	Nil
Jeffery and Heather Christainsen JTWROS	10,000	10,000	*	Nil	Nil
Ruth Harrison Revocable Trust	10,000	10,000	*	Nil	Nil
Tom Menten	10,000	10,000	*	Nil	Nil
Frederich and Cheryl Johnston	10,000	10,000	*	Nil	Nil
Francis Acedo	10,000	10,000	*	Nil	Nil
Steven Crouch	10,000	10,000	*	Nil	Nil
Chris Crouch	10,000	10,000	*	Nil	Nil
Beau Brooks	10,000	10,000	*	Nil	Nil
Sonja Gouak (4)	140,000	140,000	1.2	Nil	Nil
Jason Darymple	8,800	8,800	*	Nil	Nil
Walt White	36,000	36,000	*	Nil	Nil
Nick Krut	16,000	16,000	*	Nil	Nil

Total Shares	11,425,800	3,425,800
______________

* Less than one percent.

** Officer and/or director. Reflects 6,600,000 founders shares purchased for $ 2,395 cash on July 29, 2008 plus an additional 100,000 shares issued  on July 28, 2008 for services valued at $100. Mr. Wiegand should be deemed and “underwriter.”

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2)	Assumes that all securities registered will be sold.

(3)
Bristlecone Associates, LLC a Colorado Limited Liability Company, is controlled by Anna Collins. Bristlecone Associates, LLC is not a broker-dealer or affiliate of a broker-dealer. Bristlecone Associates, LLC should be deemed an “underwriter.” There is no relationship between Anna Collins and any of the other selling shareholders. Bristlecone purchased the 3,000,000 shares from Kevin Byrne on December 25, 2010 for $2,500 cash

(4)
Sonja Gouak is not a broker-dealer or affiliate of a broker-dealer.  There is no relationship between Sonja Gouak and any of the other selling shareholders.  We issued Sonja Gouak 140,000 shares on March 16, 2009 for future services as our financial printer.  The services are valued at $7,000.

           On consummation of the Share Exchange Agreement with Ambermax III, all of the 38 additional shareholders of Ambermax III each received one share of the company’s common stock in exchange for each share of the commons stock of Ambermax III and   the company received $ 12,676 in cash, which was the only asset of Ambermax III. The purpose of our transaction with Ambermax was to increase our cash reserves. See Signatory page of “Share Exchange Agreement” for a complete list of the former shareholders of Ambermax III. A copy of the “Share Exchange Agreement” signed by Mr. James Wiegand as an Officer and  director of Ambermax III and  by all shareholders of Ambermax III, is contained in  Exhibit 10.1.

LEGAL MATTERS

Law Offices of Davidson and Shear, PLC have issued an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Our audited financial statements for December 31, 2009 and 2010 and June 30, 2011 unaudited, have been included herein in reliance upon the report of HJ Associates, LLC., independent registered public accountant, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We have not previously been required to comply with the reporting requirements of the Securities Exchange Act.  We have filed with the SEC a registration statement on Form S-1 to register the securities offered by this prospectus. Registrant is a development stage company with minimal operations and may be deemed a “Shell Company” as defined by Rule 405.  For future information about us and the securities offered under this prospectus, you may refer to the registration statement and to the exhibits filed as a part of the registration statement.

In addition, after the effective date of this prospectus, we will be required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act. You may read and copy any reports, statements or other information we file at the SEC's public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C.  20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public through the SEC Internet site at http\\www.sec.gov.

HOME TREASURER FINDERS, INC. AND SUBSIDIARY
(A Development Stage Company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Home Treasure Finders, Inc. and Subsidiary (a development stage company)
Denver, Colorado

We have audited the accompanying consolidated balance sheets of Home Treasure Finders, Inc. and Subsidiary (a development stage company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended and from inception on July 28, 2008 through December 31, 2010.  These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Treasure Finders, Inc. and Subsidiary (a development stage company) as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended and from inception on July 28, 2008 through December 31, 2010, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3 to the consolidated financial statements, the Company has incurred losses since inception and has a limited operating history, raising substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 3.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HJ & Associates, LLC
Salt Lake City, Utah
August 4, 2011

HOME TREASURER FINDERS, INC. AND SUBSIDIARY
(A Development Stage Company)
Consolidated Balance Sheets

	December 31,	December 31,
	2010	2009

Assets

Current Assets:
Cash	$7,982	$9,306
Prepaid expenses	7,000	7,000

Total assets	$14,982	$16,306
Liabilities and Shareholders’ Equity

Liabilities:
Accounts payable	$3,040	$1,720

Total liabilities	3,040	1,720

Shareholders’ equity:
Common stock, no par value; 100,000,000 shares authorized,
11,365,000 and 11,365,000 shares issued and outstanding, respectively	24,262	24,262
Additional paid in capital	67,936	46,116
Deficit accumulated during development stage	(80,256)	(55,792)
Total shareholder’s equity	11,942	14,586

Total liabilities and shareholders' equity	$14,982	$16,306

See accompanying notes to consolidated financial statements

HOME TREASURER FINDERS, INC. AND SUBSIDIARY
(A Development Stage Company)
Consolidated Statements of Operations

			July 28,
			2008
			(Inception)
	For the Year Ended		Through
	December 31,		December 31,
	2010	2009	2010

Revenue	$—	$—	$—

Operating expenses:
Professional fees	—	105	105
General and Administrative	24,464	17,741	80,351
Total operating expenses	24,464	17,846	80,456

Net Operating loss	(24,464)	(17,846)	(80,456)

Other Income
Other income	—	200	200

Total other income	—	200	200

Net loss	$(24,464)	$(17,646)	$(80,256)

Basic and diluted loss per share	$(0.00)	$(0.00)

Basic and diluted weighted average
common shares outstanding	11,365,000	11,336,233

See accompanying notes to consolidated financial statements

HOME TREASURER FINDERS, INC. AND SUBSIDIARY
(A Development Stage Company)
Consolidated Statements of Changes in Shareholders' Equity

				Deficit
				Accumulated
			Additional	During
	Common Stock		Paid In	Development	Total
	Shares	Amount	Capital	Stage	Equity
Balance at July 28, 2008 (inception)
(Note 1)	—	$—	$—	$—	$—

Common stock issued on July 28, 2008 for
services to set up the Company valued
at $0.001 per share	100,000	100	—	—	100

Common stock issued on July 29, 2008 for cash
contributed by officers of the Company
valued at $0.0004 per share	6,600,000	2,395	—	—	2,395

Common stock issued on July 29, 2008 for cash at
$0.006 per share	3,400,000	2,091	—	—	2,091

Acquisition of Ambermax III (Note 3) on
November 28, 2008	1,125,000	12,676	—	—	12,676

Services contributed by officers	—	—	33,300	—	33,300

Net loss for the year ended December 31, 2008	—	—	—	(38,146)	(38,146)

Balance at December 31, 2008	11,225,000	17,262	33,300	(38,146)	12,416

Common stock issued on March 16, 2009 for
services valued at $0.05 per share	140,000	7,000	—	—	7,000

Capital contributed by an officer	—	—	116	—	116

Services contributed by officers	—	—	12,700	—	12,700

Net loss for the year ended December 31, 2009	—	—	—	(17,646)	(17,646)

Balance at December 31, 2009	11,365,000	24,262	46,116	(55,792)	14,586

Services contributed by officers	—	—	21,820	—	21,820

Net loss for the year ended December 31, 2010	—	—	—	(24,464)	(24,464)

Balance at December 31, 2010	11,365,000	$24,262	$67,936	$(80,256)	$11,942

See accompanying notes to consolidated financial statements

HOME TREASURER FINDERS, INC. AND SUBSIDIARY
(A Development Stage Company)
Consolidated Statements of Cash Flows

			July 28,
			2008
			(Inception)
	For the Year Ended		Through
	December 31,		December 31,
	2010	2009	2010
Cash flows from operating activities:
Net loss	$(24,464)	$(17,646)	$(80,256)
Adjustments to reconcile net loss to net cash
used by operating activities:
Contributed services	21,820	12,700	67,820
Common stock issued for services	—	—	100
Changes in operating assets and liabilities:
Increase (decrease) in accounts payable	1,320	1,720	3,040
Net cash used in
operating activities	(1,324)	(3,226)	(9,296)

Cash flows from investing activities:	—	—	—

Cash flows from financing activities:
Contributed capital	—	116	116
Proceeds from common stock sales	—	—	17,162
Net cash provided by
financing activities	—	116	17,278

Net change in cash	(1,324)	(3,110)	7,982

Cash, beginning of period	9,306	12,416	—

Cash, end of period	$7,982	$9,306	$7,982

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$—	$—	$—
Interest	$—	$—	$—

NON CASH FINANCING ACTIVITIES:
Common stock issued for prepaid services	$—	$7,000	$100

See accompanying notes to consolidated financial statements

HOME TREASURER FINDERS, INC. AND SUBSIDIARY
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Organization

Home Treasurer Finders, Inc. (the “Company”) was initially incorporated on July 28, 2008 in the State of Colorado.  The Company issued its officers and directors 10,100,000 shares of its no par common stock as payment for $4,586 in cash and fees and expenses incurred as part of organizing the Company.

The Company is in the business of operating a real estate lead referral business and operates in Colorado.

b.  Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting.  The Company has elected a December 31 year-end.

c.  Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

d.  Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

HOME TREASURER FINDERS, INC. AND SUBSIDIARY
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

d.  Income Taxes (Continued)

Net deferred tax assets consist of the following components as of December 31, 2010 and 2009:

	2010	2009
Deferred tax assets:
NOL Carryover	$1,800	$1,800

Valuation allowance	(1,800)	(1,800)
Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. income tax rate to pretax income from continuing operations for the year ended December 31, 2010 and 2009 due to the following:

	2010	2009
Book Income	$(4,802)	$(3,464)
Stock issued for services	455	141
Contributed services	4,283	2,493
Valuation allowance	64	830
	$-	-

At December 31, 2010, the Company had net operating loss carryforwards of approximately $9,000 that may be offset against future taxable income from the year 2011 through 2031 as long as the “continuity of ownership” test is met.  No tax benefit has been reported in the December 31, 2010 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

HOME TREASURER FINDERS, INC. AND SUBSIDIARY
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  d.  Income Taxes (Continued)

The Company adopted changes issued by FASB which prescribed a recognition threshold and measurement attribute for financial statement recognition and measurement of an uncertain tax position taken or expected to be taken in a tax return. Under the guidance, an uncertain income tax position must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority.

e.  Loss per Common Share

The Company reports net loss per share using a dual presentation of basic and diluted loss per share. Basic net loss per share excludes the impact of common stock equivalents.  Diluted net loss per share utilizes the average market price per share when applying the treasury stock method in determining common stock equivalents.  At December 31, 2010 and 2009 there were no variances between the basic and diluted loss per share as there were no potentially dilutive securities outstanding.

f.  Development Stage

The Company is in the development stage in accordance with ASC Topic 905 “Development Stage Entities”.

g.  Revenue Recognition

Revenue will be recognized when the services are provided and collection is reasonably assured.

HOME TREASURER FINDERS, INC. AND SUBSIDIARY
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

h.  Newly Adopted Accounting Pronouncements

New accounting pronouncements that have a current or future potential impact on our financial statements are as follows:

Accounting Standards Update (ASU) No 2010-09 amends Topic 855 “Subsequent Events” to remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements.  It was determined that the requirements to disclose the date that the financial statements are issued potentially conflicted with some of the Securities and Exchange Commission’s (SEC) guidance.  The amendment is effective for interim or annual periods ending after June 15, 2010.  Certain Revenue Arrangements that include Software Elements, and various other ASU’s No. 2009-2 through ASU No.2010-19 contain technical corrections to existing guidance or affect guidance to specialized industries or entities were recently issued.  These updates have no current applicability to the Company or their effect on the financial statements would not have been significant.

The Company has reviewed all other recently issued, but not yet adopted, accounting standards in order to determine their effects, if any, on its results of operation, financial position or cash flows.  Based on that review, the Company believes that none of these pronouncements will have a significant effect on its current or future earnings or operations.

i.  Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary.  All material intercompany accounts and transactions are eliminated in consolidation.

j.  Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.  The Company recognized $0 and $11 of advertising expense during the years ended December 31, 2010 and 2009, respectively.

HOME TREASURER FINDERS, INC. AND SUBSIDIARY
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

NOTE 2 -COMMON STOCK TRANSACTIONS

  The Company issued 140,000 shares of common stock for prepaid services valued at $7,000 during the year ended December 31, 2009.  The prepaid services involve all edgarization services necessary to complete the Registration Statement on Form S-1 and will be recognized upon completion of the S-1.

  During 2008, the Company issued 10,000,000 shares of common stock for cash of $4,486.  The Company also issued 1,125,000 shares of common stock as part of the merger with Ambermax III Corporation.  The Company also issued 100,000 shares of common stock to an officer of the Company for fees and services valued at $100.

NOTE 3 -MERGER

  On November 21, 2008 the Company completed a merger with Ambermax III Corporation where Ambermax III became the wholly owned subsidiary of Home Treasure Finders, Inc.  The merger was the means of the Company receiving a capital infusion to fund operations. As part of the merger, the shareholders of Ambermax III were issued 1,125,000 outstanding shares of the Company’s stock in exchange for equal shares of Ambermax III.  Ambermax III was a blank check company with no liabilities and whose only asset was $12,675 in cash.  As of the date of these financial statements there was no activity in Ambermax III after the merger.

NOTE 4 -RELATED PARTY TRANSACTIONS

  During the year ended December 31, 2008 the Company issued common stock to an officer of the Company for services and fees valued at $100.  The Company also issued common stock to officers and major stockholders for cash of $4,486.  Officers and stockholders also contributed services worth an estimated $21,820, $12,700 and $33,300 for 2010, 2009, and 2008, respectively.

HOME TREASURER FINDERS, INC. AND SUBSIDIARY
(A Development Stage Company)
Notes to the Consolidated Financial Statements
December 31, 2010 and 2009

NOTE 5 -GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As shown in the accompanying financial statements, the Company is a development stage enterprise with losses since inception and a limited operating history.  These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.  The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitability.  The Company intends to seek additional funding through equity offerings to fund its business plan.  There is no assurance that the Company will be successful in raising additional funds.

NOTE 6 -SUBSEQUENT EVENTS

  The Company has evaluated subsequent events through the date the financial statements were issued, per the requirements of ASC Topic 855, and has determined that there are no events to report.

Item 1.  Consolidated Financial Statements.

June 30, 2011

C O N T E N T S

HOME TREASURER FINDERS, INC. AND SUBSIDIARY
(A Development Stage Company)
Consolidated Balance Sheets

	June 30,	December 31,
	2011	2010
	(Unaudited)
Assets

Current Assets:
Cash	$6,753	$7,982
Prepaid expenses	7,000	7,000

Total current assets	$13,753	$14,982
Liabilities and Shareholders’ Equity

Liabilities:
Accounts payable	$6,071	$3,040

Total current liabilities	6,071	3,040

Shareholders’ equity:
Common stock, no par value; 100,000,000 shares authorized,
11,425,800 and 11,365,000 shares issued and outstanding, respectively	27,302	24,262
Additional paid in capital	80,026	67,936
Deficit accumulated during development stage	(99,646)	(80,256)
Total shareholder’s equity	7,682	11,942

Total liabilities and shareholders' equity	$13,753	$14,982

See accompanying notes to consolidated financial statements

HOME TREASURER FINDERS, INC. AND SUBSIDIARY
(A Development Stage Company)
Consolidated Statements of Operations
(Unaudited)

			July 28,
			2008
			(Inception)
	For the Six Months Ended		Through
	June 30,		June 30,
	2011	2010	2011

Revenue	$—	$—	$—

Operating expenses:
Professional fees	7,034	—	7,139
General and administrative	12,356	12,072	92,707
Total operating expenses	19,390	12,072	99,846

Operating loss	(19,390)	(12,072)	(99,846)

Other Income
Other income	—	—	200

Total other income	—	—	200

Net loss	$(19,390)	$(12,072)	$(99,646)

Basic and diluted loss per share	$(0.00)	$(0.00)

Basic and diluted weighted average
common shares outstanding	11,385,322	11,365,000

See accompanying notes to consolidated financial statements

HOME TREASURER FINDERS, INC. AND SUBSIDIARY
(A Development Stage Company)
Consolidated Statements of Changes in Shareholders' Equity

				Deficit
				Accumulated
			Additional	During
	Common Stock		Paid In	Development	Total
	Shares	Amount	Capital	Stage	Equity

Balance at July 28, 2008 (inception)	—	$—	$—	$—	$—

Common stock issued on July 28, 2008 for
services to set up the Company valued
at $0.001 per share	100,000	100	—	—	100

Common stock issued on July 29, 2008 for cash
contributed by officers of the Company
valued at $0.0004 per share	6,600,000	2,395	—	—	2,395

Common stock issued on July 29, 2009 for cash at
$0.006 per share	3,400,000	2,091	—	—	2,091

Acquisition of Ambermax III on
November 28, 2008	1,125,000	12,676	—	—	12,676

Services contributed by officers	—	—	33,300	—	33,300

Net loss for the year ended December 31, 2008	—	—	—	(38,146)	(38,146)

Balance at December 31, 2008	11,225,000	17,262	33,300	(38,146)	12,416

Common stock issued on March 16, 2009 for
services valued at $0.05 per share	140,000	7,000	—	—	7,000

Capital contributed by officers	—	—	116	—	116

Services contributed by officers	—	—	12,700	—	12,700

Net loss for the year ended December 31, 2009	—	—	—	(17,646)	(17,646)

Balance at December 31, 2009	11,365,000	24,262	46,116	(55,792)	14,586

Services contributed by officers	—	—	21,820	—	21,820

Net loss for the year ended December 31, 2010	—	—	—	(24,464)	(24,464)

Balance at December 31, 2010	11,365,000	24,262	67,936	(80,256)	11,942

Common stock issued on March 1, 2011 for
services valued at $0.05 per share (unaudited)	60,800	3,040	—	—	3,040

Services contributed by an officer (unaudited)	—	—	12,090	—	12,090

Net loss for the period ended June 30, 2011
(unaudited)	—	—	—	(19,390)	(19,390)

Balance at June 30, 2011 (unaudited)	11,425,800	$27,302	$80,026	$(99,646)	$7,682

See accompanying notes to consolidated financial statements

HOME TREASURER FINDERS, INC. AND SUBSIDIARY
(A Development Stage Company)
Consolidated Statements of Cash Flows(Unaudited)

			July 28,
			2008
			(Inception)
	For the Year Ended		Through
	June 30,		June 30,
	2011	2010	2011
Cash flows from operating activities:
Net loss	$(19,390)	$(12,072)	$(99,646)
Adjustments to reconcile net loss to net cash
used by operating activities:
Contributed services	12,090	10,910	79,910
Common stock issued for services	3,040	—	3,140
Changes in operating assets and liabilities:
Increase (decrease) in accounts payable	3,031	—	6,071
Net cash used in
operating activities	(1,229)	(1,162)	(10,525)

Cash flows from investing activities:	—	—	—

Cash flows from financing activities:
Contributed capital	—	—	116
Proceeds from common stock sales	—	—	17,162
Net cash provided by
financing activities	—	—	17,278

Net change in cash	(1,229)	(1,162)	6,753

Cash, beginning of period	7,982	9,306	—

Cash, end of period	$6,753	$8,144	$6,753

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$—	$—	$—
Interest	$—	$—	$—

NON CASH FINANCING ACTIVITIES:
Common stock issued for prepaid services	$3,040	$7,000	$10,040

See accompanying notes to consolidated financial statements

Home Treasure Finders, Inc. and Subsidiary
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
June 30, 2011
(Unaudited)

NOTE 1:   BASIS OF PRESENTATION

The accompanying financial statements have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The interim financial statements reflect all adjustments, consisting of normal recurring adjustments which, in the opinion of management, are necessary to present a fair statement of the results for the period.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the December 31, 2010 financial statements and notes thereto included. The results of operations for the period ended June 30, 2011, are not necessarily indicative of the operating results for the year ended December 31, 2011.

NOTE 2:  GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As shown in the accompanying financial statements, the Company is a development stage enterprise with losses since inception and a limited operating history.  These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.  The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitability.  The Company intends to seek additional funding through equity offerings to fund its business plan.  There is no assurance that the Company will be successful in raising additional funds.

NOTE 3:   RELATED PARTY TRANSACTIONS

During the six months ended June 30, 2011 officers and major stockholders contributed services to the Company valued at $12,090.

NOTE 4:   COMMON STOCK TRANSACTIONS

On March 1, 2011, the Company issued 60,800 shares of common stock valued at $0.05 per share for consulting services provided in a prior period.

NOTE 5:  SUBSEQUENT EVENTS

The Company has evaluated subsequent events pursuant to ASC Topic 855 and has determined that there are no events that require disclosure as of the date of issuance.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.  All amounts are estimates except the SEC registration fee.

SEC registration fee	$75.00
Printing and engraving expenses	100.00
Legal fees and expenses	1,000.00
Accounting fees and expenses	7,000.00
Miscellaneous expenses	200.00
Total	$8,375.00
The Registrant has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Indemnification of Directors and Officers

Our Articles of Incorporation, its Bylaws, and certain statutes provide for the indemnification of a present or former director or officer.

The Securities and Exchange Commission's Policy on Indemnification

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or Bylaws, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.   In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

On July 28 and 29, 2008 the Company issued 6,600,000 shares and 100,000 shares of common stock the founder of the Company, Corey Wiegand. Consideration was $2,395 and services valued at $100 respectively. The issuance of these shares was made in reliance upon the exemptions from registration provided by Section 406 of Regulation D. All cash received was deposited in the company’s checking account for use in operations.

On July 29, 2008 the Company issued 3,400,000 shares of common stock to Kevin Byrne. Consideration was $2,091 cash. The issuance of these shares was made in reliance upon the exemptions from registration provided by Section 406 of Regulation D. All cash received was deposited in the company’s checking account for use in operations.

On November 28, 2008 in connection with our share exchange transaction with Ambermax III, the company issued 1,125,000 shares of its common stock to the shareholders of Ambermax III.  The consideration was all assets held by Ambermax III, which consisted of $12,676 of cash.  All cash received was deposited in the company’s checking account for use in operations.

The original issuance of shares issued to the Ambermax shareholders was made in reliance upon the exemptions from registration provided by Section 406 of Regulation D.

         On March 16, 2009, the Company issued 140,000 shares of common stock valued at $7,000 as compensation to Sonja Gouak. The consideration was future services to be provided by Ms. Gouak. The issuance of these shares was made in reliance upon the exemptions from registration provided by Section 406 of Regulation D.

* All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of the Company or executive officers of the Company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

Except as expressly set forth above, the individuals and entities to which we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description of Exhibit

3.1	Certificate of Incorporation.
3.2	By-Laws.
4.1	Subscription Agreement
5.1	Opinion on Legality
10.1	Share Exchange Agreement
10.2	Escrow Agreement
23.1	Consent of HJ& Associates, LLC.

ITEM 17.  UNDERTAKINGS.
UNDERTAKINGS

The undersigned Company undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (section230.424 of this chapter);
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)  Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Denver, Colorado, on August 4, 2011.

Home Treasure Finders, Inc.

By:	/s/ Corey Wiegand
Corey Wiegand
(Principal Executive Officer) and Sole Director

By:	/s/ Corey Wiegand
Corey Wiegand
Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)